Exhibit 10.25

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as “Agreement”) is entered into by and between Alternative Solutions, LLC, a Nevada limited liability company (hereinafter referred to as the “Company”), and Charlene Marjorie Soco (hereinafter referred to as “Executive”).

1.    Term of Employment. The initial term of this Agreement shall be for one (1) years, beginning on June 17, 2019 (the “Effective Date”) and ending on June 16, 2020.

2.    Duties and Responsibilities. The Company hereby employs Executive as Assistant Controller with such powers and duties in that capacity as may be established from time to time by the Manager of the Company in its discretion. In addition, Executive will devote her entire time, attention and energies to the business of the Company, its parent and their affiliates in such capacity as may be requested by the Manager of the Company from time to time in its discretion during the term of this Agreement. During her employment, Executive will not engage in any other business activities, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage. Executive shall use her best efforts and skill to best promote the business and the interests of the Company. Executive shall at all times use her best efforts to preserve and maintain the business relationships between the Company and its executives, employees, clients, suppliers and vendors.

3.    Compensation.

(a)   Base Salary.  During the term of this Agreement, the Company will pay a base salary of Seventy Thousand Dollars ($70,000.00) per annum to Executive, payable in installments according to the Company’s normal payroll practices and less legal and applicable withholdings.

(b)   Salary Increases.  The Company may, in its sole discretion, increase Executive’s salary from time to time, depending on criteria such as Executive’s performance and the financial performance of the Company.

(c)   Vacation.  Executive shall be entitled to two weeks’ paid vacation per year during each year following the Effective Date of this Agreement. Any unused vacation time shall be extinguished, without payment therefor, and shall not roll over to the following year.

(d)   Holidays, Sick Days and Personal Days.  Executive shall be entitled to paid holidays and sick days in accordance with the Company’s policies applicable to all employees.

(e)   Salary Continuation.  If Executive is unable to work due to a physical or mental illness (of a nature that meets the definition of “total disability” for purposes of any Company disability insurance), the Company shall continue Executive’s base salary for up to 90 days after Executive first becomes disabled.  This provision shall only apply once during the term of this Agreement.

(f)   Health, Life and Disability Insurance and Profit Sharing Plans. Executive shall be entitled to participate in Company group health, life, disability, stock option, retirement, or 401(k) plans or programs, if and when such plans or programs are offered by the Company, subject to the Executive having met any eligibility requirements for participation therein. With respect to health care, Executive shall pay the employee contribution towards the cost of her health care insurance and shall pay the entire premium for her spouse, if applicable, to participate in the Company’s health care plan, if applicable.

(g)   Expense Reimbursement. The Company shall reimburse Executive for her expenses incurred in providing services to the Company, including expenses for travel, entertainment and similar items, in accordance with the Company’s reimbursement policies as determined from time to time by the Board of the Company.

4.    Performance Review. The Company shall provide Executive with an interim review and evaluation of her performance on each anniversary of this Agreement. Executive shall be responsible for taking action to initiate the performance review.

5.    Death or Disability.

(a)         In the event of Executive’s death, this Agreement and the Employment’s salary and compensation shall automatically end.

(b)         Subject to Section 3(e), if Executive becomes unable to perform her employment duties on a full-time basis the during the term of this Agreement, her compensation under this Agreement shall automatically be suspended after any accrued paid time off has been exhausted and shall continue to be suspended until such time as Executive becomes able to resume her job duties for the Company. In the event that Executive becomes unable to perform her employment duties for a cumulative period of six months within any span of twelve months during the term of this Agreement, this Agreement and Executive’s employment will be automatically terminated.

6.    Termination by Company for Cause.

(a)         The Company may terminate this Agreement, and Executive’s employment, “for cause” at any time. As used herein, “for cause” shall mean any one of the following:

(i)         The willful breach or habitual neglect by Executive of her job duties and responsibilities after notice by the Company; or

(ii)         Conviction of any felony that should cause Executive to be unfit for continued employment by the Company or prevent Executive from performing her duties hereunder; or

(iii)         Commission of an act of “dishonesty,” which act directly or indirectly involves the Company (an act of Executive shall not be deemed to be “dishonest” if Executive took such action in Executive’s good faith belief that it was honest and in the best interest of the Company); or

(iv)         Any act or omission deemed as grounds for termination of employees as set forth in the Company’s personnel policies in existence at the time; or

(v)         A material breach of this Agreement, after notice and an opportunity to cure.

In the event the Company terminates Executive’s employment for cause, Executive’s salary and any additional cash or equity compensation that would otherwise be payable for that calendar year and prior years and subsequent years shall automatically terminate and be forfeited.

7.    Intentionally Omitted.

8.    Cooperation. Upon the termination of this Agreement for any reason, Executive agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities, which Executive performed for the Company. Further, after termination of this Agreement, Executive will upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation to which the Company is or may become party.

9.    Confidentiality, Non-Compete and Property Rights. As a material inducement to the Company to enter into this Agreement, Executive has executed and delivered, or will execute and deliver, effective as of the Effective Date, a Confidentiality, Non-Compete and Property Rights Agreement (“Non-Compete Agreement”) in substantially the form attached hereto as Exhibit A. Upon the Effective Date, Executive shall have resigned as an officer, director, and/or employee from any and all businesses with which she is or has been affiliated.

10.    Resolution of Disputes by Arbitration. Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be resolved by arbitration in Miami, Florida in accordance with the rules then existing of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company’s right to obtain injunctive relief for violations of the Non-Compete Agreement. The prevailing party shall be entitled to payment for all costs and reasonable attorneys’ fees (both trial and appellate) incurred by the prevailing party in regard to the proceedings.

11.    Adequate Consideration. Executive expressly agrees that the Company has provided adequate, reasonable consideration for the obligations imposed upon her in this Agreement.

12.    Effect of Prior Agreements. This Agreement supersedes any prior agreement or understanding between the Company and Executive.

13.    Limited Effect of Waiver by Company. If the Company waives a breach of any provision of this Agreement by Executive, that waiver will not operate or be construed as a waiver of later breaches by Executive.

14.    Notices. All notices and other communications that are required or may be given under this Agreement shall be in writing and shall be delivered personally, by overnight courier or by certified mail, with postage prepaid and with a return receipt requested, addressed to the party concerned at the following addresses:

If to the Company:	Alternative Solutions, LLC
11767 S. Dixie Hwy.
Suite 115
Miami, Florida 33156
Attn: Jeffrey Binder

With a copy to:	Nelson Mullins Broad and Cassel
1 North Clematis Street
Suite 500
West Palm Beach, Florida 33401
Attn: Kathleen L. Deutsch

If to Executive:	Charlene Marjorie Soco
513 Harvest Run Drive
Las Vegas, NV 89145

15.    Severability. If any provision of this Agreement is held invalid for any reason, such invalid provision shall be reformed, to the extent possible, to best reflect the intention of the parties, and the other provisions of this Agreement will remain in effect, insofar as they are consistent with law.

16.    Assumption of Agreement by Company’s Successors and Assigns. At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit and be binding upon the Company’s successors and assigns. Executive may not assign her rights and obligations under this Agreement.

17.    Applicable Law. Executive and the Company agree that this Agreement shall be subject to, and enforceable under, the laws of the State of Florida, without giving effect to Florida’s choice of law provisions.

18.    Entire Agreement; Oral Modifications Not Binding. This instrument is the entire Agreement between the Company and Executive with respect to the subject matter hereof. Executive agrees that no other promises or commitments have been made to Executive. This Agreement may be altered by the parties only by a written Agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on June 6, 2019.

ALTERNATIVE SOLUTIONS, LLC		EXECUTIVE
By:	CLS Holdings USA, Inc., its sole
member

By:	/s/ Jeffrey Binder	/s/ Charlene Marjorie Soco
	Jeffrey Binder, Chairman	Charlene Marjorie Soco
And CEO

EXHIBIT A

CONFIDENTIALITY. NON-COMPETE

AND PROPERTY RIGHTS AGREEMENT